================================================================================

                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                  PARAVANT INC.

                                       AND

                                    JAY PERRY
                                       AND
                               LAWRENCE J. SCALLY

                            DATED AS OF JULY 11, 2000

================================================================================



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                                TABLE OF CONTENTS

1.    DEFINITIONS.............................................................1

2.    PURCHASE AND SALE OF COMPANY SHARES.....................................8
         2.1      BASIC TRANSACTION...........................................8
         2.2      PURCHASE PRICE AND METHOD OF PAYMENT........................8
         2.3      POST-CLOSING ADJUSTMENT.....................................9
         2.4      EARNOUT....................................................10
         2.5      THE CLOSING................................................14
         2.6      DELIVERIES AT THE CLOSING..................................14

3.    REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION..............15
         3.1      REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............15
         3.2      REPRESENTATIONS AND WARRANTIES OF THE BUYER................16

4.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING
       THE COMPANY...........................................................16
         4.1      ORGANIZATION, QUALIFICATION, AND CORPORATE POWER...........17
         4.2      CAPITALIZATION.............................................17
         4.3      NONCONTRAVENTION...........................................17
         4.4      BROKERS' FEES..............................................17
         4.5      TITLE TO ASSETS............................................18
         4.6      SUBSIDIARIES...............................................18
         4.7      FINANCIAL STATEMENTS.......................................18
         4.8      EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END...........18
         4.9      UNDISCLOSED LIABILITIES....................................20
         4.10     LEGAL COMPLIANCE...........................................20
         4.11     TAX MATTERS................................................21
         4.12     REAL ESTATE................................................22
         4.13     INTELLECTUAL PROPERTY......................................23
         4.14     TANGIBLE ASSETS............................................25
         4.15     INVENTORY..................................................25
         4.16     CONTRACTS..................................................25
         4.17     NOTES AND ACCOUNTS RECEIVABLE..............................26
         4.18     POWERS OF ATTORNEY.........................................26
         4.19     INSURANCE..................................................26
         4.20     LITIGATION.................................................27
         4.21     PRODUCT WARRANTY...........................................28
         4.22     PRODUCT LIABILITY..........................................28
         4.23     EMPLOYEES..................................................28
         4.24     EMPLOYEE BENEFITS..........................................28
         4.25     GUARANTIES.................................................30
         4.26     ENVIRONMENT, HEALTH, AND SAFETY............................30
         4.27     CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY............31



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         4.28     HSR ACT....................................................31
         4.29     BANKING ARRANGEMENTS.......................................31
         4.30     GOVERNMENT CONTRACTS.......................................31
         4.31     BACKLOG....................................................32
         4.32     BUSINESS ACTIVITY RESTRICTION..............................32
         4.33     CUSTOMERS AND SUPPLIERS....................................32
         4.34     PERIOD BETWEEN EFFECTIVE DATE AND CLOSING DATE.............32
         4.35     DISCLOSURE.................................................32

5.    POST-CLOSING COVENANTS.................................................33
         5.1      GENERAL....................................................33
         5.2      LITIGATION SUPPORT.........................................33
         5.3      CONFIDENTIALITY............................................33
         5.4      SECTION 338(h)(10) ELECTION................................34
         5.5      PREPARATION OF RETURNS AND PAYMENT OF TAXES................36
         5.6      EMPLOYEE MATTERS...........................................38

6.    REMEDIES FOR BREACHES OF THIS AGREEMENT................................39
         6.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.................39
         6.2      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER
                    AND THE COMPANY..........................................39
         6.3      INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS......40
         6.4      INDEMNIFICATION PROCEDURES.................................40
         6.5      DETERMINATION OF ADVERSE CONSEQUENCES......................42
         6.6      OTHER INDEMNIFICATION PROVISIONS...........................42
         6.7      EXCLUSIVE REMEDY...........................................42
         6.8      NO SELLER INDEMNITY CLAIMS AGAINST COMPANY.................43
         6.9      RECOUPMENT UNDER EARNOUT NOTES.............................43

7.    MISCELLANEOUS..........................................................43
         7.1      PRESS RELEASES AND PUBLIC ANNOUNCEMENTS....................43
         7.2      NO THIRD-PARTY BENEFICIARIES...............................43
         7.3      ENTIRE AGREEMENT...........................................43
         7.4      SUCCESSION AND ASSIGNMENT..................................43
         7.5      COUNTERPARTS...............................................44
         7.6      HEADINGS...................................................44
         7.7      NOTICES....................................................44
         7.8      GOVERNING LAW..............................................45
         7.9      AMENDMENTS AND WAIVERS.....................................45
         7.10     SEVERABILITY...............................................45
         7.11     EXPENSES...................................................45
         7.12     CONSTRUCTION...............................................46
         7.13     INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES..........46
         7.14     DISPUTE RESOLUTION.........................................46
         7.15     SELLER REPRESENTATIVE......................................48

                                      -ii-



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LIST OF EXHIBITS, ANNEXES, AND DISCLOSURE SCHEDULE

Exhibit A         Form of Earnout Notes
Exhibit B         Form of Special Bonus Plan
Exhibit C         Form of Employment Agreement
Exhibit D         Form of Noncompetition Agreement
Exhibit E         Form of General Release for Execution by Sellers at Closing
Exhibit F         Form of Opinion of Sellers' Counsel
Exhibit G         Allocation of Aggregate Deemed Sale Price
Exhibit H         Financial Statements

Annex I Exceptions to Sellers' Representations and Warranties Regarding the Transaction
Annex II Exceptions to Buyer's Representations and Warranties Regarding the Transaction

Disclosure
Schedule Certain Matters Concerning Representations and Warranties Regarding the Company

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of July 11, 2000, by and among PARAVANT INC., a Florida corporation (the "Buyer"), and JAY PERRY and LAWRENCE J. SCALLY (each, individually, a "Seller," and collectively, the "Sellers").


                              W I T N E S S E T H:

         WHEREAS, capitalized terms used in these recitals and not otherwise defined shall have the meanings set forth in Section 1 of this Agreement; and

         WHEREAS, the Sellers in the aggregate own all of the outstanding capital stock of the Company; and

         WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to buy from the Sellers, all such outstanding shares, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

         1. DEFINITIONS. When used in this Agreement, capitalized terms not otherwise defined shall have the respective meanings as follows:


            "2001 Earnout Cap", "2002 Earnout Cap" and "2003 Earnout Cap" shall have the meanings set forth in Section 2.4 below.


            "2001 Earnout Payment", "2002 Earnout Payment" and "2003 Earnout Payment" shall have the meanings set forth in Section 2.4 below.


            "2001 Earnout Threshold", "2002 Earnout Threshold" and "2003 Earnout Threshold" shall have the meanings set forth in Section 2.4 below.

            "AAA" shall have the meaning set forth in Section 7.14 below.

            "Adjusted Net Working Capital" shall mean an amount determined from the Closing Date Balance Sheet as follows:

            (a) the cash and accounts receivable of the Company, less any long-term indebtedness or notes payable; less

            (b) the accounts payable of the Company.

            "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

            "Affiliate" shall mean, with respect to any person, (a) any person controlling, controlled by, or under common control with such person, and (b) any other person who would be an affiliate of such person under Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Affiliated Group" shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

            "Agreement" shall mean this Stock Purchase Agreement and all written amendments thereto hereafter executed and delivered by the Parties.

            "Allocation Schedule" shall have the meaning set forth in Section 5.4(e) below.

            "Applicable Rate" shall mean the corporate prime rate of interest as set forth in the Money Rates Section of The Wall Street Journal from time to time.

            "Arbitrator" shall have the meaning set forth in Section 7.14 below.

            "Backlog" shall have the meaning set forth in Section 4.31 below.

            "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

            "Buyer" shall mean Paravant Inc., a Florida corporation, together with its successors and permitted assigns.

            "Cash Price" shall have the meaning set forth in Section 2.2(a) below.

            "Claim" shall have the meaning set forth in Section 7.14 below.

            "Closing" shall have the meaning set forth in Section 2.5 below.

            "Closing Balance Sheet" shall have the meaning set forth in Section
2.3 below.

            "Closing Date" shall have the meaning set forth in Section 2.5 below.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company" shall mean Catalina Systems Research, Inc., a Colorado corporation.

            "Company Shares" shall mean shares of the Common Stock, without par value, of the Company.

            "Confidential Information" shall mean any information concerning the businesses and affairs of the Company that is not already generally available to the public.

            "Confidentiality Agreement" shall mean that letter agreement dated November 16, 1998, between Spectrum Ventures LLC, on behalf of the Company, and STL of Ohio, Inc., a Subsidiary of Buyer.

            "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including:

            (a) the sale of the Company Shares by Sellers to Buyer;

            (b) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

            (c) Buyer's acquisition and ownership of the Company Shares and exercise of control over the Company.

            "Contingent Payments" shall have the meaning set forth in Section 2.4(f) below.

            "Controlled Group of Corporations" shall have the meaning set forth in Code Section 1563.

            "Disclosure Schedule" shall have the meaning set forth in Section 4 below.

            "Earnout Cap" shall mean the 2001 Earnout Cap, the 2002 Earnout Cap or the 2003 Earnout Cap, as applicable.

            "Earnout Notes" shall have the meaning set forth in Section 2.4 below.

            "Earnout Payments" shall mean the 2001 Earnout Payment, the 2002 Earnout Payment and the 2003 Earnout Payment.

            "Earnout Period" shall mean the period from the Closing Date through September 30, 2003.

            "EBIT" shall mean, for any fiscal year, the Company's net income before the provision and other expenses for federal and state income taxes and interest expense or interest income, determined in accordance with GAAP consistently applied based on historical accounting practices used by the Company during the fiscal year ended December 31, 1999, attributable solely to the business of the Company, modified as follows:

            (a) to the extent included in the net income of the Company, excluding the effect of the following items:

                  (i) any additional depreciation, amortization or other expense resulting from the write-up of any asset and any amortization of goodwill or other intangibles relating to the Contemplated Transactions;

                  (ii) any expenses directly or indirectly incurred in
            connection with the financing of the Contemplated Transactions or any refinancing of such indebtedness;

                  (iii) any expenses directly or indirectly incurred in
            connection with the Contemplated Transactions;

                  (iv) any reserves or adjustments to reserves which are not consistent with past practices of the Company;

                  (v) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in the Financial Statements for the year ended December 31, 1999;

                  (vi) corporate overhead of the Buyer (including the Company's allocation for corporate administration and accounting, legal and other expenses related to the Buyer's status as a reporting company under the Securities Exchange Act of 1934, as amended) to the extent such amounts exceed $150,000 per fiscal year; and

                  (vii) the Special Bonus Plan.

            (b) such other modifications as shall be agreed to by Buyer and Sellers.

            "EDL/STL Promissory Notes" shall mean those subordinated promissory notes issued to the shareholders of Engineering Development Laboratories, Incorporated ("EDL") and Signal Technology Laboratories, Inc. ("STL") in connection with the Buyer's October 1, 1998 acquisition of all of the capital stock of EDL and substantially all of the business and assets of STL.

            "Effective Date" shall have the meaning set forth in Section 2.5 below.

            "Employee Benefit Plan" shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

            "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

            "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

            "Environmental, Health, and Safety Laws" shall mean the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Medical Waste Tracking Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, including Hazardous Materials and Extremely Hazardous Substance.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "Estimated Tax Acceleration Amount" shall have the meaning set forth in Section 5.4(e) below.

            "Excluded Assets" shall have the meaning set forth in Section 4.8 below.

            "Extremely Hazardous Substance" shall have the meaning set forth in
Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            "Fiduciary" shall have the meaning set forth in ERISA Section 3(21).

            "Financial Statements" shall have the meaning set forth in Section
4.7 below.

            "Fiscal Period" shall mean, with respect to the Earnout Period, either the fifteen-month period ending September 30, 2001, the fiscal year ending September 30, 2002, or the fiscal year ending September 30, 2003, as applicable.

            "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

            "Government Contract" shall have the meaning set forth in Section
4.30 below.

            "Hazardous Materials" shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any of the Environmental, Health, and Safety Laws, including any admixture or solution thereof, and specifically including waste oil, petroleum and all derivatives thereof or synthetic substitutes therefor and friable asbestos.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all regulations promulgated thereunder.

            "Incidental Costs Adjustment" shall have the meaning set forth in
Section 5.4(b)(3) below.

            "Indemnified Party" shall have the meaning set forth in Section 6.4 below.

            "Indemnifying Party" shall have the meaning set forth in Section 6.4 below.

            "Independent Accountant" shall have the meaning set forth in Section
2.3 below.

            "Intellectual Property" shall mean (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

            "Knowledge" shall mean (a) actual knowledge, and (b) such knowledge as would have been obtained using reasonable diligence in the Ordinary Course of Business. With respect to the Sellers, any item within the Knowledge of any Seller or within the Knowledge of any Managerial Employee of the Company shall be deemed to be within the Knowledge of all of the Sellers.

            "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

            "Lien" shall mean any lien, pledge, mortgage, deed of trust, conditional sales contract, security interest, equity, restriction, charge, exception to title or leasehold interest, or other encumbrance, charge, or title retention agreement.

            "Managerial Employee" shall mean any of the following individuals:
Michael J. Bonato, Philip Roberts, Kevin Witt and Bob Deemer.

            "Material Adverse Change" shall mean, when used in connection with the Company, any effect that causes an economic loss to the Company of $100,000 or more.

            "Most Recent Balance Sheet" shall mean the balance sheet contained within the Most Recent Financial Statements.

            "Most Recent Financial Statements" shall have the meaning set forth in Section 4.7 below.

            "Most Recent Fiscal Year End" shall have the meaning set forth in
Section 4.7 below.

            "Multiemployer Plan" shall have the meaning set forth in ERISA
Section 3(37).

            "Notice Period" shall have the meaning set forth in Section 6.4 below.

            "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Parties" shall mean the Buyer and the Sellers, and "Party" shall mean either the Buyer or any of the Sellers.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation.

            "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Post-Closing Adjustment" shall have the meaning set forth in
Section 2.3 below.

            "Prohibited Transaction" shall have the meaning set forth in ERISA
Section 406 and Code Section 4975.

            "Purchase Price" shall mean the Cash Price set forth in Section 2.2 below, subject to adjustments by virtue of the Post-Closing Adjustment to the extent set forth in Section 2.3(b) below, the earnout to the extent set forth in Sections 2.4(d)(2) and 2.4(e)(3) below, the Section 338(h)(10) Election to the extent set forth in Section 5.4(i) below and indemnification to the extent set forth in Section 6.5 below.

            "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

            "Rules" shall have the meaning set forth in Section 7.14 below.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Section 338(h)(10) Election" shall have the meaning set forth in
Section 5.4(a) below.

            "Section 338 Arbiter" shall have the meaning set forth in Section 5.4(h) below.

            "Section 338 Price Increase" shall have the meaning set forth in
Section 5.4(b) below.

            "Sellers" shall mean, collectively, Jay Perry and Lawrence J. Scally, and "Seller" shall mean either of them.

            "Seller Representative" shall have the meaning set forth in Section
7.15 below.

            "Special Bonus Plan" shall have the meaning set forth in Section 2.4(f) below.

            "Settlement Date" shall have the meaning set forth in Section 2.3 below.

            "Subsidiary" shall mean shall mean any entity (including a corporation, partnership, trust or joint venture) with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (or other persons with management authority).

            "Tax" and "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

            "Tax Acceleration Adjustment" shall have the meaning set forth in
Section 5.4(b)(2) below.

            "Tax Acceleration Amount" shall have the meaning set forth in
Section 5.4(c) below.

            "Tax Increase Adjustment" shall have the meaning set forth in
Section 5.4(b)(1).

            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Third Party Claim" shall have the meaning set forth in Section 6.4 below.

         2. PURCHASE AND SALE OF COMPANY SHARES.

            2.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement and for the consideration specified below in this Section 2, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, all of such Seller's Company Shares.

            2.2 PURCHASE PRICE AND METHOD OF PAYMENT.

                (a) Cash Price. The initial cash price for the Company Shares (the "Cash Price") shall be $13,800,000.

                (b) Method of Payment. The Cash Price shall be payable at the Closing by wire transfer in accordance with instructions furnished to Buyer by each Seller.

                (c) Portion Payable to Each Seller. The amount payable to each Seller in respect of the Purchase Price shall be that fraction of the total of which (1) the numerator is the number of Company Shares held by such Seller, as shown in Section 4.2 of the Disclosure Schedule, and (2) the denominator is the number of Company Shares held by all Sellers, as shown in Section 4.2 of the Disclosure Schedule.

            2.3 POST-CLOSING ADJUSTMENT.

                (a) Determination of Adjusted Net Working Capital. Within thirty
(30) days after the Closing Date, the Sellers shall prepare and furnish to the Buyer a balance sheet for the Company as of the close of business on the Effective Date (the "Closing Balance Sheet") prepared in accordance with GAAP consistently applied based on historical accounting practices used by the Company during the fiscal year ended December 31, 1999, and a computation of Adjusted Net Working Capital. The computation of Adjusted Net Working Capital shall become final for all purposes unless, within sixty (60) days of the receipt of such calculation by the Buyer, the Buyer shall give the Seller Representative notice describing objections thereto. The Buyer and the Seller Representative will use reasonable efforts to resolve any such objections themselves. If the Buyer and the Seller Representative are unable to agree on the Adjusted Net Working Capital within fifteen (15) days after such notice is delivered, the Buyer and the Seller Representative shall jointly retain an independent accounting firm of national reputation that has not been previously engaged by the Buyer or the Company, acting through one or more audit partners knowledgeable in businesses comparable to that of the Company and using such dispute resolution procedures as the Buyer and the Seller Representative may agree (or, in the absence of such agreement, as such accounting firm shall determine in its discretion), to resolve such objections and make the final determination of the Adjusted Net Working Capital using the procedure set forth in Section 2.4(c). If the Buyer and the Seller Representative are unable to agree on an independent accounting firm, they shall each select an independent accounting firm and the two shall select the independent accounting firm meeting the criteria set forth above to make the determination. The independent accounting firm jointly retained and selected as so provided is hereinafter referred to as the "Independent Accountant." If the Independent Accountant resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the Independent Accountant resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the Independent Accountant resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the Independent Accountant's fees and expenses. The date on which the Adjusted Net Working Capital is finally determined as provided above is hereinafter referred to as the "Settlement Date."

                (b) Payment of Post-Closing Adjustment. The Purchase Price shall be adjusted as follows (any adjustment to the Purchase Price hereunder is a "Post-Closing Adjustment"):

                    (1) If the Adjusted Net Working Capital is less than $1,150,000, the Sellers shall pay to the Buyer such difference by wire transfer in accordance with instructions furnished by the Buyer within ten
      (10) days following the Settlement Date.

                    (2) If the Adjusted Net Working Capital is greater than $1,450,000, the Buyer shall pay to the Sellers such difference by wire transfer in accordance with instructions furnished by the Sellers within ten (10) days following the Settlement Date.

                (c) Interest. Interest shall accrue on any Post-Closing Adjustment at the Applicable Rate, commencing on the Closing Date and continuing until such Post-Closing Adjustment and interest are fully paid.

                (d) Allocation. The amount of any Post-Closing Adjustment to the Purchase Price pursuant to this Section allocated or charged to each Seller shall be determined in the manner set forth in Section 2.2(c) above.

            2.4 EARNOUT.

                (a) Earnout Payment. As additional consideration for the Company Shares, the Buyer shall make additional payments to the Sellers (allocated to each Seller in the manner set forth in Section 2.2(c) above) with respect to (i) the fifteen-month period ending September 30, 2001 (the "2001 Earnout Payment");
(ii) the fiscal year ending September 30, 2002 (the "2002 Earnout Payment"); and
(iii) the fiscal year ending September 30, 2003 (the "2003 Earnout Payment"), as follows:

                    (1) In the event that the Company's EBIT for the fifteen-month period ending September 30, 2001 shall exceed the "2001 Earnout Threshold" (which shall be $4,000,000, as adjusted below), the 2001 Earnout Payment shall equal 90% of such excess but shall not exceed, and shall be capped at, the amount that would be paid hereunder if the Company's EBIT for such Fiscal Period were the "2001 Earnout Cap" (which shall be $4,500,000, as adjusted below); and

                    (2) In the event that the Company's EBIT for the fiscal year ending September 30, 2002 shall exceed the "2002 Earnout Threshold" (which shall be $3,500,000, as adjusted below), the 2002 Earnout Payment shall equal 90% of such excess but shall not exceed, and shall be capped at, the amount that would be paid hereunder if the Company's EBIT for such fiscal year were the "2002 Earnout Cap" (which shall be $4,000,000, as adjusted below); and

                    (3) In the event that the Company's EBIT for the fiscal year ending September 30, 2003 shall exceed the "2003 Earnout Threshold" (which shall be $4,200,000, as adjusted below), the 2003 Earnout Payment shall equal the sum of (A) 90% of such excess but shall not exceed, and shall be capped at, the amount that would be paid hereunder if the Company's EBIT for such fiscal year were the "2003 Earnout Cap" (which shall be $5,200,000, as adjusted below), plus (B) to the extent that the Company's EBIT for the fiscal year ending September 30, 2003 shall exceed the 2003 Earnout Cap, 45% of such excess but shall not exceed, and shall be capped at, the amount that would be paid hereunder if the Company's EBIT for such fiscal year were the sum of the 2003 Earnout Cap plus $1,000,000;

provided, however, that the foregoing shall be subject to the following adjustments:

         (A) to the extent that the Company's EBIT fails to meet the applicable Earnout Threshold for a Fiscal Period, the Earnout Threshold and Earnout Cap for the following Fiscal Period shall be increased by the amount of such shortfall;

         (B) to the extent that the Company's EBIT exceeds the applicable Earnout Cap for a Fiscal Period, the Earnout Threshold and Earnout Cap for the following Fiscal Period shall be decreased by the amount of such excess; and

         (C) to the extent that the sum of the 2001 Earnout Payment, the 2002 Earnout Payment and the amount that would constitute the Contingent Payments for such Fiscal Periods if there were no participants under the Special Bonus Plan are less than $1,000,000, the 2003 Earnout Cap shall be increased by the amount of such difference. This increase shall be in addition to any adjustment to the 2003 Earnout Cap pursuant to clause (A) or (B) above.

                (b) Determination of EBIT. Within ninety (90) days following the end of the 2001, 2002 and 2003 fiscal years, the Buyer shall deliver to the Sellers and Seller Representative a statement of income of the Company and a calculation of the Company's EBIT for such period made in accordance with the provisions of this Agreement. The Buyer shall permit the Seller Representative reasonable access to the accounting books, records and work papers relevant to the computation of EBIT. Promptly following receipt of the statement of income and Buyer's calculation of the Company's EBIT, the Seller Representative, on behalf of all the Sellers, shall review the same, and, within thirty (30) days after such receipt, the Seller Representative shall deliver to the Buyer a certificate setting forth his acceptance of, or objections to, the calculation of the Company's EBIT, together with a summary of the reasons therefor and adjustments which, in his view, are necessary to eliminate such objections. If the Seller Representative accepts the Buyer's calculation of the Company's EBIT (or does not so object within such 30-day period), the calculation of the Company's EBIT by the Buyer shall be deemed final and binding as of such sixtieth day. If the Seller Representative objects within such 30-day period to the Buyer's calculation of the Company's EBIT, the Buyer and the Seller Representative shall use reasonable efforts during the following thirty (30) days to resolve any such objections. If the Buyer and the Seller Representative resolve all such differences and each sign a certificate to that effect, the determination of the Company's EBIT, as so adjusted, shall be deemed final and binding for purposes of this Agreement. If the Buyer and the Seller Representative resolve none or some of such differences, the items as to which the parties have agreed shall be final and binding for purposes of this Agreement and the remaining items shall be determined as provided in Section 2.4(c) below.

                (c) Dispute Resolution. To resolve those differences that are not resolved pursuant to Section 2.4(b), an Independent Accountant designated pursuant to the procedure set forth in Section 2.3(a), using such dispute resolution procedures as the Buyer and the Seller Representative may agree (or, in the absence of such agreement, as such accounting firm shall determine in its discretion), shall review and resolve any remaining differences and deliver a written report to the Buyer and the Sellers setting forth its determination of such remaining differences and its determination of the Company's EBIT for such period. Such Independent Accountant shall be instructed by both the Buyer and the Seller Representative to deliver its written report not later than thirty
(30) days after expiration of the 30-day period referred to in Section 2.4(b). The determination of the Company's EBIT by such Independent Accountant shall be deemed final and binding as of the date such written report is provided to the parties by such accounting firm. If the Independent Accountant resolves all of the objections in favor of the Buyer, the Sellers will be responsible for its fees and expenses. If the Independent Accountant resolves all of the objections in favor of the Sellers, the Buyer will be responsible for its fees and expenses. If the Independent Accountant resolves some of the objections in favor of each of the Buyer and the Sellers, then each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for 50% of the Independent Accountant's fees and expenses.

                (d) Earnout Notes; Payment.

                    (1) At the Closing, the Buyer shall deliver to each of the Sellers a non-negotiable promissory note for the Earnout Payments and the Contingent Payments under Section 2.4(f) below (collectively, the "Earnout Notes") in the form of Exhibit A attached hereto. The Earnout Notes shall be in the aggregate principal amount of $2,500,000, consisting of the sum of the $2,250,000 aggregate maximum amount of Earnout Payments and the $250,000 maximum Contingent Payments under Section 2.4(f) below. The Earnout Notes shall bear interest at a simple rate of 8% per annum and shall be subordinated to all indebtedness of Buyer to its current commercial bank lender and to the EDL/STL Promissory Notes. The principal amount of the Earnout Note for each Seller shall be determined in the manner set forth in Section 2.2(c) above.

                    (2) Pursuant to the Earnout Notes, the Buyer shall pay to the Sellers the applicable Earnout Payment, if any, plus accrued interest on such amount, within ten (10) days following the final determination of the Company's EBIT for each of the Fiscal Periods pursuant to Section 2.4(b) or 2.4(c) above, together with the amount of the Contingent Payments under Section 2.4(f) below (if any), and the principal amounts of the Earnout Notes shall be reduced accordingly upon such payments. The Buyer and the Sellers agree that any Earnout Payment and the Contingent Payments under Section 2.4(f) below (if any) will constitute deferred payment for the Company Shares and an adjustment to the Purchase Price.

                    (3) The Sellers acknowledge and agree that, following the time of the 2003 Earnout Payment (if any) and the Contingent Payments under Section 2.4(f) below (if any), to the extent that the sum of the aggregate principal amounts of the Earnout Notes exceeds the sum of the payments (excluding accrued interest) to which the Sellers are entitled under this Section 2.4, such excess and all accrued interest thereon shall be forfeited and cancelled, and the Earnout Notes shall be cancelled except to the extent that amounts due and payable thereunder remain unpaid.

                (e) Prepayment.

                    (1) The Sellers acknowledge and agree that the Buyer may, at any time from and after August 1, 2001, elect to prepay the Earnout Notes in full by payment of the excess of the maximum principal amounts thereunder over the sum of (i) the aggregate principal amounts of Earnout Payments previously paid thereon and (ii) any amounts payable to the participants under the Company's Special Bonus Plan, together with the payment of all interest accrued and unpaid on the amount of such excess to the date of such prepayment. Any such prepayment shall be at the sole discretion of the Buyer.

                    (2) In the event of any such prepayment, all obligations of the Buyer under this Section 2.4 shall terminate with prepayment, and the Earnout Notes shall be cancelled. The Buyer and Sellers agree that any such prepayment will constitute a deferred payment for the Company Shares and an adjustment to the Purchase Price. The Sellers agree to take any actions reasonably requested by the Buyer to evidence the prepayment of the Earnout Notes in connection with any such prepayment.

                (f) Contingent Payments. The Buyer shall cause the Company to adopt on the Closing Date the Special Bonus Plan in the form of Exhibit B to this Agreement (the "Special Bonus Plan"). As additional consideration for the Company Shares, the Buyer shall make additional payments to the Sellers (allocated to each Seller in the manner set forth in Section 2.2(c) above) as soon as practicable after each of the 2001, 2002 and 2003 fiscal years in an amount equal to the aggregate amount, if any, that the participants under the terms of the Special Bonus Plan would otherwise have been entitled to receive but for their ceasing to be employed by the Company for any reason other than death or disability on or prior to September 30, 2003 (the "Contingent Payments").

                (g) Buyer Covenants. The Buyer covenants that (i) throughout the Earnout Period, the Company shall remain a wholly-owned subsidiary of the Buyer with its own books and records, (ii) throughout the Earnout Period, the Buyer and its Affiliates will not charge the Company for corporate overhead in excess of $150,000 per fiscal year, (iii) all transactions between the Buyer and its Affiliates, on the one hand, and the Company, on the other hand, will be at arms' length (and in no event less favorable to the Company than the terms of similar transactions between the Buyer and its Affiliates), and (iv) throughout the Earnout Period, the Buyer will not move the principal operations of the Company to a location outside a thirty (30) mile radius from its current location.

                (h) Post-Closing Operations. The Buyer covenants that all times throughout the Earnout Period, the Company shall be operated in a manner not materially inconsistent with the ordinary course as conducted in accordance with past practice, without unreasonable interruption or interference by the Buyer, provided, however, that the foregoing covenant shall terminate if Lawrence J. Scally's employment with the Company is terminated other than by the Buyer without "Cause" or by Lawrence J. Scally for "Good Reason" (as both are defined in Scally's Employment Agreement attached hereto as Exhibit C). If the Buyer makes or causes any material change to the Company or the Company's business in breach of the foregoing covenant prior to the termination thereof which Lawrence
J. Scally takes exception to or objects to at the time thereof, and if it is determined pursuant to Section 7.14 that a portion of an Earnout Payment would have been earned but for such change, the Buyer shall be obligated to pay that portion of such Earnout Payment and the amount of the resulting increase in the Contingent Payments under Section 2.4(f) above (if any) in its entirety. Notwithstanding the foregoing, upon the mutual agreement of the Buyer and Lawrence J. Scally, the Company may (i) divest itself of certain of its assets or business outside the Ordinary Course of Business, the proceeds of which shall be included in the Company's EBIT to the extent received during the

Earnout Period and (ii) modify the Company's Performance-Based Bonus Program identified in Section 4.24 of the Disclosure Schedule.

            2.5 THE CLOSING. The closing of the purchase and sale of the Company Shares and related transactions (the "Closing") shall take place at the offices of the Company in Colorado Springs, Colorado, commencing at 9:00 a.m. local time, on July 11, 2000, or such other date as the Buyer and the Sellers mutually determine (the "Closing Date"). For tax and financial accounting purposes, the Closing shall be deemed to have occurred as of the close of business on June 30, 2000 (the "Effective Date").

            2.6 DELIVERIES AT THE CLOSING.

                (a) Individual Seller Deliveries. The Sellers will deliver to the Buyer:

                    (1) stock certificates representing all of such Seller's Company Shares, endorsed in blank or accompanied by duly executed assignments separate from certificate;

                    (2) an Employment Agreement in the form of Exhibit C to this Agreement;

                    (3) a Noncompetition Agreement in the form of Exhibit D to this Agreement; and

                    (4) a General Release substantially in the form of Exhibit E to this Agreement.

                (b) Other Seller Deliveries. The Sellers will deliver to the
Buyer:

                    (1) all material authorizations, consents, and approvals of governments and government agencies referred to in Section 3.1(b), Section 3.2(b), and Section 4.3 below;

                    (2) resignations, effective as of the Closing, of each director and officer of the Company other than those whom the Buyer shall have specified in writing prior to the Closing;

                    (3) an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Buyer, from Heller Ehrman White & McAuliffe LLP, counsel to the Sellers, dated as of the Closing Date; and

                    (4) evidence that the Sellers shall have caused the Company to repay any indebtedness for borrowed money prior to the Closing and filed appropriate UCC-3 Financing Statements from third parties terminating all UCC-1 Financing Statements related thereto.

                (c) Buyer Deliveries. The Buyer will deliver to the Sellers (a) the Cash Price specified in Section 2.2 above; (b) the Employment Agreement in the form of

Exhibit C to this Agreement; and (c) the Noncompetition Agreement in the form of Exhibit D to this Agreement.

         3. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

            3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, severally as to himself only and not jointly, represents and warrants, with respect only to such Seller, to the Buyer that, except as set forth in Annex I attached hereto, the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement.

                (a) Authorization of Transaction. The Seller has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (b) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (1) violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party, by which Seller is bound, or to which any of the assets of Seller is subject.

                (c) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

                (d) Company Shares. Seller holds of record and owns beneficially the number of Company Shares set forth next to such Seller's name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

                (e) Investment. Seller (1) understands that the Earnout Notes will not be registered under the Securities Act, or under any state securities laws, and will be offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) will acquire the Earnout Notes solely for his own account for investment purposes, and not with a view to the distribution thereof, (3) is a sophisticated investor with knowledge and experience in business and financial matters, (4) has received certain information concerning the

Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Earnout Notes,
(5) is able to bear the economic risk and lack of liquidity inherent in holding the Earnout Notes, and (6) is an "accredited investor" (as such term is defined in Regulation D promulgated under the Securities Act).

            3.2 REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers that, except as set forth in Annex II attached hereto, the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

                (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.

                (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

                (e) Investment. The Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS CONCERNING THE COMPANY. Each Seller, severally as to himself only and not jointly, represents and warrants, with respect only to such Seller, to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement, except as otherwise specifically set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), initialed by the Parties, and arranged in Sections corresponding to the numbered Sections of this Agreement.

            4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Company is duly authorized to conduct business and is in good standing under the laws of Colorado and each other jurisdiction where such qualification is required, except where the failure to qualify would not cause a Material Adverse Change. The Company has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, a complete listing of all such material licenses, permits and authorizations being set forth in Section 4.1(a) of the Disclosure Schedule. Section 4.1(b) of the Disclosure Schedule lists all of the directors and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books contain complete and accurate records of meetings of the stockholders, the board of directors, and any committees of the board of directors, and the stock certificate books and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

            4.2 CAPITALIZATION. The entire authorized capital stock of the Company consists of one hundred thousand (100,000) Company Shares, of which twenty thousand (20,000) Company Shares are issued and outstanding. No Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

            4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the Contemplated Transactions, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), unless any third party who otherwise would have been entitled to assert a conflict or default shall have consented to the consummation of the Contemplated Transactions. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Contemplated Transactions.

            4.4 BROKERS' FEES. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Contemplated Transactions.

            4.5 TITLE TO ASSETS.

                (a) Except as set forth in Section 4.5(a) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                (b) The only assets used by the Company that are leased are those items of tangible personal property identified with specificity in Section 4.5(b) of the Disclosure Schedule. The Sellers have delivered to the Buyer correct and complete copies of the leases pertaining to all personal property leased to the Company, and the Company is in possession of any property leased to it.

            4.6 SUBSIDIARIES. The Company has no Subsidiaries.

            4.7 FINANCIAL STATEMENTS. Attached hereto as Exhibit H are the following financial statements (collectively the "Financial Statements"): (1) unaudited balance sheets and income or profit and loss statements for the Company as of and for the years ended December 31, 1997, December 31, 1998, and December 31, 1999 (the "Most Recent Fiscal Year End"); and (2) unaudited balance sheet and profit and loss statement for the Company (the "Most Recent Financial Statements") as of and for the period ended May 31, 2000. Except as specifically otherwise noted therein or in Section 4.7 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

            4.8 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in Section 4.8 of the Disclosure Schedule, since the Most Recent Fiscal Year End:

                (a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                (b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $75,000 or outside the Ordinary Course of Business;

                (c) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), involving more than $75,000, to which the Company is a party or by which it is bound;

                (d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

                (e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $75,000 or outside the Ordinary Course of Business;

                (f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

                (g) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                (h) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business or accelerated receivables or deliveries under any contract or order or customer deposits outside the Ordinary Course of Business;

                (i) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims), either involving more than $50,000 or outside the Ordinary Course of Business;

                (j) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                (k) there has been no change made or authorized in the charter or bylaws of the Company;

                (l) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                (m) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or otherwise, other than distributions of cash or of assets identified in Section
4.8 of the Disclosure Schedule (the "Excluded Assets"), or redeemed, purchased, or otherwise acquired any of its capital stock;

                (n) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                (o) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                (p) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                (q) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees other than in the Ordinary Course of Business consistent with past practice;

                (r) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                (s) the Company has not made any other change in employment terms for any of its directors, officers, and employees, except as required by this Agreement;

                (t) the Company has not made or pledged to make any charitable or other capital contribution;

                (u) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company that would cause a Material Adverse Change; and

                (v) the Company has not committed to any of the foregoing.

            4.9 UNDISCLOSED LIABILITIES. The Company has no Liabilities except for:

                (a) Liabilities set forth on the face of the Most Recent Balance Sheet;

                (b) Liabilities that have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law, or which involves a material variance from the experiences of the Company in the fiscal year ended December 31, 1999); and

                (c) Liabilities disclosed in this Agreement or in the Disclosure Schedule, or arising from contracts or agreements not required to be disclosed by this Agreement in the Disclosure Schedule.

           4.10 LEGAL COMPLIANCE. Except as set forth in Section 4.10 of the Disclosure Schedule, the Company (and each of its Affiliates, to the extent that the same is material to the Company) has complied in all respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not cause a Material Adverse Change, and to the Knowledge of Sellers no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any material failure to comply with such applicable laws. Without limiting the generality of the foregoing, the Company (and each of its Affiliates, to the extent that the same is material to the Company) has complied, to the extent applicable, with the Occupational Safety and Health Act of 1970 and all other laws and regulations promulgated or enforced by the Occupational Safety and Health Administration of the U.S. Department of Labor, except where the failure of the Company to comply would not cause a Material Adverse Change.

           4.11 TAX MATTERS. Except as disclosed in Section 4.11 of the Disclosure Schedule:

                (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                (c) To the Sellers' Knowledge, no taxing authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (1) claimed or raised by any authority in writing or (2) as to which any of the Sellers has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995 that have been the subject of audit adjustments, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, if any, since January 1, 1995.

                (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that, by reason of Code Section 280G, will not be deductible. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                (f) The Company is not and has not been a party to any Tax allocation or sharing agreement. The Company (1) has not been a member of an Affiliated Group filing a federal income Tax Return (other than a group the common parent of which was the Company) or (2) has no Liability for the Taxes of any Person (other than any of the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                (g) The Company has been an S corporation under the Code at all times since January 1, 1994. The Company is subject to a built-in gains Tax imposed under Code Section 1374 and expects to report on its income Tax Returns for the taxable period beginning January 1, 2000 a net recognized built-in gain of $108,000.

           4.12 REAL ESTATE.

                (a) The Company does not own any real property.

                (b) Section 4.12(b) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12(b) of the Disclosure Schedule. With respect to each lease and sublease listed in Section 4.12(b) of the Disclosure Schedule:

                    (1) the lease or sublease is legal, valid, binding, enforceable against the Company and, to the Sellers' Knowledge, the landlord thereunder, and is to the Sellers' Knowledge in full force and effect;

                    (2) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions;

                    (3) to the Sellers' Knowledge, no party to the lease or sublease is in breach or default, and to the Sellers' Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (4) to the Sellers' Knowledge, no party to the lease or sublease has repudiated any provision thereof;

                    (5) to the Sellers' Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (6) with respect to each sublease, the representations and warranties set forth in paragraphs (1) through (5) above are true and correct with respect to the underlying lease;

                    (7) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    (8) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the Company's operations thereon and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where the failure would not cause a Material Adverse Change;

                    (9) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                    (10) the Sellers have no reason to believe that the owner of the facility leased or subleased does not have good and marketable title to the parcel of real property, free and clear of any Lien, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

           4.13 INTELLECTUAL PROPERTY.

                (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all material Intellectual Property necessary for the operation of the businesses of the Company as currently conducted. Each material item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will, to the Sellers' Knowledge, be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                (b) To the Sellers' Knowledge, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any of the Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Sellers' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

                (c) Section 4.13(c) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Section 4.13(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

                    (1) the Company possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                    (2) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (4) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                (d) Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission, except for licenses for commonly available software programs under which the Company is the licensee. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Disclosure Schedule:

                    (1) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and, to the Sellers' Knowledge, in full force and effect;

                    (2) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions;

                    (3) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (4) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    (5) with respect to each sublicense, the representations and warranties set forth in paragraphs (1) through (4) above are true and correct with respect to the underlying license;

                    (6) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (7) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Sellers' Knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (8) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                (e) To the Sellers' Knowledge, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as currently conducted.

           4.14 TANGIBLE ASSETS. The Company owns or leases (solely in the case of leased tangible personal property identified with specificity in Section 4.5(b) of the Disclosure Schedule), all equipment and other tangible assets necessary for the conduct of the businesses of the Company as currently conducted and operated. Each such tangible asset is in good operating condition and repair, ordinary wear and tear excepted. THE FOREGOING EXPRESS WARRANTY AS TO THE CONDITION OF THE TANGIBLE ASSETS IS IN LIEU OF ALL OTHER WARRANTIES AS TO THE CONDITION OF THE TANGIBLE ASSETS OF THE COMPANY, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED.

           4.15 INVENTORY. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured.

           4.16 CONTRACTS. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company is not a party to:

                (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than two months, result in a loss to the Company, or involve consideration in excess of $50,000;

                (c) any agreement concerning a partnership or joint venture;

                (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

                (e) any agreement concerning confidentiality or noncompetition;

                (f) any agreement involving any of the Sellers, any other Affiliate of the Company, or any Affiliate of any of the Sellers;

                (g) any operating lease under which it uses any of its assets;

                (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any current or former directors, officers, and employees;

                (i) any collective bargaining agreement;

                (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (excepting employment at will) providing annual compensation in excess of $50,000 or providing severance benefits;

                (k) any agreement under which it has advanced or loaned any amount to any of its stockholders, directors, officers, employees, or Affiliates;

                (l) any agreement under which the consequences of a default or termination could have a Material Adverse Change; or

                (m) any other agreement (or group or related agreements), the performance of which involves consideration in excess of $25,000.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.16 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Disclosure Schedule. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable against the Company, and to the Sellers' Knowledge, the other party thereto, and to the Sellers' Knowledge, is in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Contemplated Transactions; (3) the Company is not in breach or default and no other party is in breach or default, and to the Sellers' Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) the Company has not repudiated any provision of the agreement and no other party has repudiated any provision of the agreement.

           4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables that arose in the Ordinary Course of Business, are current and to the Sellers' Knowledge, collectible, and are properly stated in accordance with GAAP consistently applied and consistent with the past custom and practice of the Company.

           4.18 POWERS OF ATTORNEY. Except as set forth in Section 4.18 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

           4.19 INSURANCE.

                (a) Section 4.19 of the Disclosure Schedule sets forth each insurance policy (including policies providing property, casualty, liability, health insurance, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

                (b) With respect to each of the insurance policies described in
Section 4.19:

                    (1) the policy is legal, valid, binding and enforceable against the Company, and to the Sellers' Knowledge, the other party thereto, and, to the Sellers' Knowledge, is in full force and effect;

                    (2) the policy will, as of the Closing Date, continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the Contemplated Transactions;

                    (3) the Company, and to the Sellers' Knowledge, no other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Sellers' Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy;

                    (4) the Company has not and, to the Sellers' Knowledge, no other party to the policy has, repudiated any provision thereof;

                    (5) the policy does not provide for any coinsurance by the Company (save and except for the deductibles and ceilings described in Section 4.19 of the Disclosure Schedule); and

                    (6) the policy does not provide for the possibility of any retroactive premium adjustments or other loss sharing arrangements.

                (c) Except as otherwise set forth in Section 4.19 of the Disclosure Schedule, the Company does not now maintain, nor has it at any time during the last five (5) years maintained, any self-insurance plan, nor is there any self-insurance arrangement (other than normal deductibles) affecting the Company. The Company has been covered during the last five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged.

           4.20 LITIGATION.

                (a) Except as set forth in Section 4.20 of the Disclosure Schedule, there is no instance in which the Company (1) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (2) is a party or, to the Sellers' Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                (b) The actions, suits, proceedings, hearings, and investigations set forth in Section 4.20 of the Disclosure Schedule can not and will not, individually or in the aggregate, result in any Material Adverse Change. None of the Sellers has any reason to believe that any such material action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

           4.21 PRODUCT WARRANTY. Except as set forth in Section 4.21 of the Disclosure Schedule, each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and, to the Sellers' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No such product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease used by the Company (containing applicable guaranty, warranty, and indemnity provisions).

           4.22 PRODUCT LIABILITY. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company prior to the Effective Date.

           4.23 EMPLOYEES. To the Sellers' Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Company. No part of the Company's workforce is unionized, and to the Sellers' Knowledge, no organizational effort currently is being made or threatened by or on behalf of any labor union with respect to any employees of the Company. The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. To the Sellers' Knowledge, the Company has not committed any unfair labor practice. Section 4.23 of the Disclosure
Schedule includes a list of all employees of the Company, their dates of hire, current positions and base salaries and commission or bonus schedules.

           4.24 EMPLOYEE BENEFITS.

                (a) Section 4.24 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                    (1) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                    (2) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, Forms PBGC-1's, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such requirements.

                    (3) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such

      Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company and applicable regulations of the U.S. Department of Labor. All premiums or other payments for all periods ending on or before the Closing Date have been paid or accrued with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (4) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the applicable requirements of a "qualified plan" under Code Section 401(a) and is the subject of a favorable determination letter issued by the Internal Revenue Service, or an application for such determination has been or may be filed within the applicable remedial amendment period.

                    (5) No such Employee Benefit Plan is subject to the requirements of Title IV of ERISA.

                    (6) The Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                (b) With respect to each Employee Benefit Plan that any of the Company and the Controlled Group of Corporations which includes the Company maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                    (1) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                    (2) To the Sellers' Knowledge, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. The Company has no Liability with respect to any Prohibited Transaction or breach of a Fiduciary's duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                    (3) The Company has not incurred, and none of the Sellers has any reason to expect that the Company will incur, any Liability to the PBGC (other than

      PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability within the meaning of ERISA Section 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                (c) None of the Company and the other members of the Controlled Group of Corporations that includes the Company contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability within the meaning of ERISA Section 4201) under any Multiemployer Plan.

                (d) The Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

           4.25 GUARANTIES. The Company is not a guarantor or otherwise is not liable for any Liability or obligation (including indebtedness) of any other Person.

           4.26 ENVIRONMENT, HEALTH, AND SAFETY. Except as set forth in Section
4.26 of the Disclosure Schedule:

                (a) To the Sellers' Knowledge, the Company, each of the Company's Affiliates, and each predecessor of the Company for which the Company could be legally responsible, have complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the Sellers' Knowledge, the Company, each of the Company's Affiliates, and each predecessor of the Company for which the Company could be legally responsible have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                (b) To the Sellers' Knowledge, the Company, each of the Company's Affiliates, and each predecessor of the Company for which the Company could be legally responsible have no Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any individual, or for any reason under any Environmental, Health, and Safety Law. To the Sellers' Knowledge, neither the Company, any of the Company's Affiliates, nor any predecessor of the Company for which the Company could be legally responsible has handled or disposed of any substance, arranged for the disposal of any substance, exposed any individual to any substance or condition, or owned or operated any property or facility in any manner that has violated the Environmental, Health, and Safety Laws.

                (c) To the Sellers' Knowledge, neither the Company, the Company's Affiliates, nor any predecessor of the Company for which the Company could be legally responsible or its Affiliates has used, generated, operated, processed, distributed, recycled, transported, treated, stored, handled, emitted, discharged, released or disposed of (or caused any person or entity to do any of the foregoing or assisted any person or entity in doing any of the foregoing) any Hazardous Materials on any property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible, or any other property in a manner that reasonably could be expected to result in Liability under the Environmental, Health, and Safety Laws.

                (d) To the Sellers' Knowledge, there are no underground storage tanks, landfills, sumps, drainfields, or cesspools on any property now or heretofore used by Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible, and all such underground storage tanks, landfills, sumps, drainfields, and cesspools described in Section 4.26 of the Disclosure Schedule, if any, are operated in compliance with the Environmental, Health and Safety Laws.

                (e) Neither the Company nor any Seller has received any notice and Sellers have no Knowledge of any claim for cleanup, environmental damages, costs of investigation or any other claim asserted under any Environmental, Health, and Safety Laws and relating to any property now or heretofore used by the Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible.

                (f) To the Sellers' Knowledge, all property now or heretofore used by the Company, any Affiliate of the Company, or any predecessor of the Company for which the Company could be legally responsible are and have been free of asbestos, PCB's, methylene chloride, 1,1,1 trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances and of their surrogate constituents.

           4.27 CERTAIN BUSINESS RELATIONSHIPS WITH THE COMPANY. Except as set forth with specificity in Section 4.27 of the Disclosure Schedule, no Seller or Affiliate of any Seller has been involved in any business arrangement or relationship with the Company within the past 12 months or owns any asset, tangible or intangible, that is used in the business of the Company.

           4.28 HSR ACT. Neither the Company nor its "ultimate parent entity," as determined pursuant to the HSR Act, has either:

                (a) net annual sales of one hundred million dollars ($100,000,000) or more; or

                (b) total assets of one hundred million dollars ($100,000,000) or more.

           4.29 BANKING ARRANGEMENTS. Section 4.29 of the Disclosure Schedule sets forth the name and address of each bank, trust company, savings and loan association, brokerage house and other financial institution at which the Company maintains an account or safety deposit box of any nature, the account number, and the names of each Person authorized to draw thereon or make withdrawals therefrom.

           4.30 GOVERNMENT CONTRACTS. There is no suit or, to the Sellers' Knowledge, investigation pending or threatened against the Company asserting or alleging the commission of criminal acts or bribery by it with respect to any contract or other agreement between the Company and any governmental entity (including any foreign, federal, state, local or other governmental authority or regulatory body) (a "Government Contract"). The Company has never been debarred or suspended from participation in the award of contracts with any governmental entity. The Company is, and at all times has been, in compliance with all applicable laws, rules and regulations relating to any Government Contract, except where the failure to comply would not cause a Material Adverse Change, and the Company has never received written notice of any kind from any governmental entity alleging any violation, or notifying it of any investigation of a possible violation, of any applicable law, rule or regulation by the Company or any act for which the Company could be debarred or suspended from contracting with any governmental entity, or prohibiting or seeking to prohibit it from conducting, or restricting or seeking to restrict its ability to conduct, contracting with any governmental entity. Section 4.16 of the Disclosure Schedule includes a list of every Government Contract.

           4.31 BACKLOG. The Sellers have provided the Buyer with full, accurate and complete financial data and other documentation with respect to the backlog of unfilled firm orders for the sale of products and services of the Company (the "Backlog"). Section 4.31 of the Disclosure Schedule sets forth the Backlog as of the Effective Date. All items included within the Backlog represent orders for products and services with specifications that can be met in accordance with the terms of such orders and in the Ordinary Course of Business without undue delay or extraordinary expense.

           4.32 BUSINESS ACTIVITY RESTRICTION. There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which the Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

           4.33 CUSTOMERS AND SUPPLIERS. No customer which individually accounted for more than 3% of the Company's gross revenues during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate or decrease its relationship with the Company, or has decreased materially its relationship with the Company or its usage of the services or products of the Company, as the case may be.

           4.34 PERIOD BETWEEN EFFECTIVE DATE AND CLOSING DATE. The Company has operated in the Ordinary Course of Business between the Effective Date and the Closing Date. There has been no change in the Adjusted Net Working Capital or the Backlog during the period between the Effective Date and the Closing Date except as has occurred in the Ordinary Course of Business.

           4.35 DISCLOSURE. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

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


         5. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing:

            5.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company; provided, however, that the Sellers may have access to the same as reasonably required (and only to the extent reasonably required) in order to permit the Sellers to defend claims brought against them or to make tax and other filings required of them.

            5.2 LITIGATION SUPPORT. If and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 6 below).

            5.3 CONFIDENTIALITY. The Confidentiality Agreement shall be deemed superseded by this Agreement. Except as reasonably required (and only to the extent reasonably required) in order to permit the Sellers to defend claims brought against them or to make tax and other filings, each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. If any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its best efforts to obtain, at the request of the Buyer and at the Buyer's expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

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


            5.4 SECTION 338(h)(10) ELECTION.

                (a) Procedure for Making Section 338(h)(10) Election. The Buyer and each of the Sellers will take all actions necessary or appropriate, including completing, executing and timely filing with the appropriate taxing authorities the required tax forms, to make a valid irrevocable election under
Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1T(c)(2) (and any similar election permitted under state, local, and foreign tax law) with respect to the acquisition of the Company Shares hereunder (all such elections are referred to collectively herein as the "Section 338(h)(10) Election"). The Buyer shall prepare and file the Section 338(h)(10) Election, subject to the right of the Sellers to timely review, approve and execute such election, such approval not to be unreasonably withheld. Notwithstanding the foregoing, the Buyer may, upon written notice to the Sellers prior to the filing of the Section 338(h)(10) Election, choose not to make the Section 338(h)(10) Election.

                (b) Additional Consideration for Company Shares. The Buyer shall pay to each of the Sellers such amount (the "Section 338 Price Increase") as is required to cause each Seller to be in the same after-tax economic position with respect to the sale of his Company Shares as he would have been in if the
Section 338(h)(10) Election had not been made. The Section 338 Price Increase shall take into account:

                    (1) All Taxes imposed on such Seller with respect to the acquisition of the Company Shares hereunder as a result of making the
      Section 338(h)(10) Election (including income Taxes on the Section 338 Price Increase), to the extent such Taxes exceed the amount of Taxes that would have been imposed on the Seller (including by reason of changes in the character of reportable income, taxing jurisdiction or inability to offset related gains and losses) with respect to the acquisition of the Company Shares hereunder if the Section 338(h)(10) Election had not been made (the "Tax Increase Adjustment");

                    (2) The time value of money cost of the acceleration of income taxes on gains attributable to such Seller's sale of the Company Shares by reason of the Section 338(h)(10) Election compared to a sale in which the Section 338(h)(10) Election had not been made (including by reason of ineligibility to use the installment method of reporting under
      Section 453 of the Code) (the "Tax Acceleration Adjustment"); and

                    (3) All other reasonable costs incurred by such Seller as a result of the Section 338(h)(10) Election, including reasonable costs incurred in connection with the review of documents, computations and tax filings or participation in examinations related to the Section 338(h)(10) Election and its consequences (including the payments required under this Section 5.4) (the "Incidental Costs Adjustment").

                (c) Loans to Pay Accelerated Tax Liabilities. To the extent that the effect of the Section 338(h)(10) Election is to create a timing difference with respect to the payment of Taxes, rather than a permanent difference in the amount of Tax imposed (including by reason of the unavailability of the installment method under Section 453 of the Code with respect to any deferred payments for the Company Shares payable under this Agreement), the Buyer shall loan an amount to each Seller equal to the amount of Taxes that is required to be paid by such Seller in advance of the time such Taxes would otherwise be payable (the "Tax Acceleration Amount"). The loans of the Tax Acceleration Amount shall be disbursed to each Seller, after notice by such Seller to the Buyer regarding the obligation to pay such accelerated tax, not later than five (5) days prior to the date that such increase in Tax is required to be paid by the Seller. The loaned amounts shall be repayable without interest on the dates and to the extent that the accelerated Tax liability would have been payable had the
Section 338(h)(10) Election not been made.

                (d) Redeterminations of Section 338 Price Increase. If the
Section 338 Price Increase payable to any Seller exceeds the sum of the payments previously made (or deemed made) to such Seller under this Section 5.4, the Buyer shall pay to such Seller the amount of such excess within ten (10) days after such Seller gives notice to the Buyer of a recomputation of the Section 338 Price Increase along with supporting computations and documentation showing the additional amount payable under this Section 5.4.

                (e) Adjustment and Allocation of Aggregate Deemed Sale Price. Within sixty (60) days after the Closing, the Buyer shall furnish to the Sellers a proposed adjustment and allocation schedule (the "Allocation Schedule") determining the ADSP (as such term is defined in Treasury Regulations Section 1.338-4T, as modified by Treasury Regulations Section 1.338(h)(10)-1T) and the allocation thereof to the assets of the Company (as provided in Treasury Regulations Sections 1.338-6T and 1.338-7T, as modified by Treasury Regulations
Section 1.338(h)(10)-1T). The Allocation Schedule will be prepared in conformity to the provisions of the "Allocation of Aggregate Deemed Sale Price" attached hereto as Exhibit G and incorporated herein by this reference. The Allocation Schedule shall also set forth a calculation of the Tax Increase Adjustment, the Tax Acceleration Adjustment and an estimate of the Tax Acceleration Amount for each of the Sellers (the "Estimated Tax Acceleration Amount").

                (f) Computation of Tax Increase Adjustment. The Tax Increase Adjustment shall be computed on the basis of the following assumptions:

                    (1) Each Seller was, is and will be a resident of Colorado for all relevant periods;

                    (2) If the Section 338(h)(10) Election had not been made, each Seller would have recognized only long-term capital gain, and no short-term capital gain or ordinary gain or income, on the sale of his Company Shares (except to the extent that payments would have been required to be characterized as interest);

                    (3) Each Seller will have no other installment receivables arising in the year of the Closing which will be reported on the installment method pursuant to Section 453 of the Code;

                    (4) Each Seller will incur federal income tax liability on income which is not long-term capital gain at the maximum marginal rate applicable to such income; and

                    (5) Each Seller will incur state income tax liability on income which is not long-term capital gain at the maximum marginal rate applicable in Colorado to such income.

                (g) Computation of Tax Acceleration Adjustment. For purposes of determining the time value cost of an accelerated Tax payment, an interest rate equal to the Applicable Rate(s) for the relevant period shall be used, and in the case of a prospective computation, the Applicable Rate at the time the computation is prepared shall be used.

                (h) Acceptance or Objection to Allocation Schedule. Within twenty (20) days after receipt of the Allocation Schedule, the Seller Representative shall deliver to the Buyer a certificate setting forth his acceptance of, or objections to, the calculations shown therein, together with a summary of the reasons therefor and the adjustments which, in his view, are necessary to eliminate such objections. If the Seller Representative accepts the Allocation Schedule (or does not object within such 20-day period), the calculations of the Tax Increase Adjustment, the Tax Acceleration Adjustment and the Estimated Tax Acceleration Amount shall be deemed final and binding on such 20th day. If the Seller Representative objects within such 20-day period to the Allocation Schedule, the Buyer and the Seller Representative shall use reasonable efforts during the following 10-day period to resolve any such objections. If the Buyer and the Seller Representative resolve all such differences and each signs a certificate to that effect, the determinations contained in the Allocation Schedule reflecting the resolution of all such differences shall be deemed final and binding for purposes of this Agreement. If the Seller Representative and the Buyer are unable to resolve all of the differences, the matter shall be referred to an independent accounting firm chosen by and mutually acceptable to both the Buyer and the Seller Representative (the "Section 338 Arbiter") under procedures comparable to those described in Section 2.4(c), except that in all instances, the fees and expenses of the Section 338 Arbiter shall be borne by the Buyer. Upon the Allocation Schedule becoming final, the Buyer shall pay the amount of the Tax Increase Adjustment to the Sellers. The Buyer, the Company and each Seller will file all tax forms in connection with the Section 338(h)(10) Election and all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such Allocation Schedule.

                (i) Treatment of Payments. All payments under this Section 5.4 shall constitute an adjustment to the Purchase Price, and the Purchase Price (as adjusted pursuant to this Agreement) will be treated as the purchase price paid by the Buyer for the Company Shares for all income tax and accounting purposes.

                (j) Effect on Representations of the Sellers and Computation of Net Working Capital. The Sellers shall not be in breach of the representations and warranties contained in Sections 4.9 and 4.11 as a result of any increased Tax liability of the Company solely caused by the Section 338(h)(10) Election, and the Adjusted Net Working Capital shall not be reduced by Taxes paid or becoming payable by reason of the Section 338(h)(10) Election.

            5.5 PREPARATION OF RETURNS AND PAYMENT OF TAXES.

                (a) Buyer's Responsibility for Preparation Tax Returns and Payment of Taxes. Except as specified in Section 5.5(b) below, the Buyer shall prepare or cause to be prepared on behalf of the Company, at no expense to the Sellers, all Tax Returns required to be filed after the Closing Date, and shall timely pay or cause to be paid all Taxes shown to be due thereon.

                (b) Income Tax Returns for Periods Ending on or Before the Closing Date. The Sellers shall prepare or cause to be prepared, at the sole expense of the Company, all income Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. In such Tax Returns, the Seller Representative shall be entitled to direct the adoption of any legally permissible filing position in such Tax Returns, subject to the Buyer's consent, not to be unreasonably delayed or withheld, provided that such Tax Returns shall be prepared and all elections relating to such Tax Returns shall be made, to the extent permitted by law, in a manner consistent with prior practice with respect to the Company. The Seller Representative shall permit the Buyer to review and approve each such Tax Return described in the preceding sentence prior to filing, and the Buyer shall file or cause to be filed all such Tax Returns. Notwithstanding the making of the Section 338(h)(10) Election, each Seller shall include any income, gain, loss, deduction or other tax items for such periods on the Seller's personal Tax Returns in a manner consistent with the Form K-1s (or their equivalent) furnished by the Company to the Sellers in accordance with the associated Tax Return for the Company. If there shall be any unresolved dispute between the Buyer and the Seller Representative regarding the preparation of any such Tax Return, such dispute shall be resolved by referral of the matter to an independent accounting firm, under procedures comparable to those described in Section 5.4(h).

                (c) Amended Returns. The Buyer shall not amend or cause to be amended any Tax Returns of the Company for taxable years ending on or before the Closing Date without the consent of the Seller Representative. At the request of the Seller Representative, and subject to the Buyer's consent, not to be unreasonably delayed or withheld, the Buyer shall cause to be filed on behalf of the Company amended tax returns prepared by the Seller Representative with respect to taxable years ending on or before the Closing Date.

                (d) Cooperation on Tax Matters. The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this
Section 5.5, the preparation and review of the computations required by Section 5.4, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such computations, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees to retain all books and records provided to it with respect to Tax matters pertinent to the Company or the Sellers relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by a Seller, any extensions thereof) of the respective taxable periods. The Buyer, the Company and each Seller further agrees, upon request and at the sole cost of the requesting party, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer, the Company or the Sellers (including, but not limited to, with respect to the transactions contemplated hereby).

                (e) Control of Tax Contests. Whenever any taxing authority asserts a claim, makes a written assessment or otherwise disputes the amount of Taxes for which any of the Sellers are or may be liable under this Agreement or by reason of the Sellers' ownership of Company Shares on or before the Closing Date, the Buyer shall, if informed of such an assertion, inform the Seller Representative within fifteen (15) business days, and the Seller Representative shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which the Sellers may be liable (either directly or pursuant to Section 6.2 hereof); provided, however, that no settlement that could reasonably be expected to materially affect the amount of Taxes imposed on the Buyer or the Company for taxable periods beginning on or after the Closing Date may be agreed to without the consent of the Buyer, which consent may not be unreasonably withheld or delayed. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which the Buyer is or may be liable under this Agreement (after taking into account the effect of Section 6.2 hereof), the Sellers shall, if informed of such assertion in writing, inform the Buyer within fifteen (15) days, and the Buyer shall have the right to control any resulting proceedings to the extent that they relate to such claim, assessment or dispute, and to determine whether and when to settle any such claim, assessment or dispute; provided, however, that the Seller Representative shall have the right to consent, which consent shall not be unreasonably withheld or delayed, to any settlement to the extent such proceedings could reasonably be expected to materially affect the amount of Taxes for which the Sellers are or may be liable (either directly or pursuant to Section 6.2 hereof).

                (f) Resulting Company Taxes to Be Paid by Buyer. The Buyer shall pay or caused to be paid by the Company any Tax imposed upon the Company attributable to the making of the Section 338(h)(10) Election, including any Tax, or any state, local or foreign Tax imposed on the Company (as distinguished from the Sellers) as a consequence of the resulting deemed sale by the Company of its assets, except to the extent that such Tax is imposed by reason of a breach of the Sellers' representation under Section 4.11(g) above.

                (g) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and imposed upon a Party shall be paid by such Party when due. All necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees shall be filed by the party bearing the obligation under applicable law to so file, and, if required by applicable law, the other party or parties will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

            5.6 EMPLOYEE MATTERS. Upon the Closing the Buyer shall cause the Company to continue to employ its current employees with substantially similar job titles and responsibilities; provided, however, that the foregoing shall not require the Company to continue to employ any employee for a particular period of time. After the Closing, the Buyer anticipates that the Company's employees will be eligible to participate in the Buyer's bonus incentive program and the Buyer's Incentive Stock Option Plan, subject in all cases to the approval of, and terms and conditions imposed by, the Buyer's Board of Directors. The Company will continue to make available its current benefit plans listed in Section 4.24 of the Disclosure Schedule following the Closing; provided, however, that the foregoing shall not prevent the Company from amending, modifying, consolidating or terminating such plans from time to time following the Closing as it may determine in accordance with applicable law. To the extent that the Company's employees are afforded an opportunity to participate in employee benefit plans of the Buyer or its affiliates, they shall be granted past service credit for the period of employment by the Company.

         6. REMEDIES FOR BREACHES OF THIS AGREEMENT.

            6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Sellers and Buyer contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter for a period of two (2) years following the Closing Date. In order to be valid, all claims must be delivered in writing prior to the end of such survival period, describing the facts and circumstances and the provision of this Agreement upon which the claim is based, and such facts and circumstances must be sufficient to cause the party asserting the claim to conclude that there exists a reasonable basis for an indemnity claim under this Agreement.

            6.2 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER AND THE COMPANY.

                (a) If any of the Sellers breaches any of their representations, warranties or covenants contained herein and, provided that the Buyer gives a written notice of such claim for indemnification against any of the Sellers pursuant to Section 7.7 below within the survival period set forth in Section
6.1 above, then such Seller severally as to himself (but not jointly), in proportion to his percentage ownership in the Company Shares (except with respect to the breach of a representation or warranty under Section 3 above or a covenant contained herein made individually by such Seller, in which case such Seller's obligation hereunder shall not relate to such percentage ownership and no other Seller shall be deemed to have committed a breach solely by reason of such Seller's breach), agrees to indemnify the Company and the Buyer from and against the entirety of any Adverse Consequences the Buyer and/or the Company may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period which are directly related to such claim for indemnification) resulting from, arising out of, or caused by the breach. Any written notice given by Buyer pursuant to this Section 6.2(a) shall specifically state (i) the breach of representation, warranty or covenant claimed by Buyer and (ii) the amount of the loss, damage or other Adverse Consequence incurred or expected to be incurred by the Buyer.

                (b) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer and/or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any Tax Liability resulting from the distribution of the Excluded Assets to the Sellers and any other Liability related to the Excluded Assets; and (ii) the merger of Catalina Research, Inc., an Arizona corporation, with and into the Company, including the issuance of shares in connection therewith and any related claims of Terry D. Gerdes.

                (c) Notwithstanding the foregoing, the Sellers shall not have any obligation to indemnify Buyer or the Company under Section 6.2(a) for a breach of a representation, warranty or covenant until the Buyer and/or the Company has suffered Adverse Consequences by reason of all such breaches in excess of a $150,000 aggregate threshold (after which point the Sellers will be obligated only to indemnify Buyer from and against further such Adverse Consequences). In no event shall any Seller be liable under this Section 6.2,
(i) for any amount in excess of such Seller's pro rata share of fifty percent (50%) of the Cash Price, as such pro rata share is determined pursuant to
Section 2.2(c) hereof, or (ii) with respect to a breach of any representation, warranty or covenant by another Seller. The foregoing threshold and cap shall not apply with respect to any Adverse Consequences suffered by the Buyer or the Company arising out of any Seller's breach of Section 2.3(b) or (c) or 3.1(d) hereof or the obligation to properly deliver the stock certificates under
Section 2.6(a)(1).

                (d) For purposes of this Agreement, any Adverse Consequences suffered by the Company shall be deemed suffered by the Buyer, and any Adverse Consequences suffered by the Buyer shall be deemed suffered by the Company; provided, however, that the Sellers shall not be liable for a double recovery of the same Adverse Consequences.

            6.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS.

                (a) If the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Sellers gives written notice of a claim for indemnification against the Buyer pursuant to Section 7.7 below the survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period which are directly related to such claim for indemnification) resulting from, arising out of, relating to, in the nature of, or caused by the breach. Any written notice given by a Seller pursuant to this Section 6.3(a) shall specifically state (i) the breach of representation, warranty or covenant claimed by the Seller and (ii) the amount of the loss, damage or other Adverse Consequence incurred or expected to be incurred by the Seller.

                (b) Notwithstanding the foregoing, the Buyer shall not have any obligation to indemnify the Seller under Section this Section 6.3 until the Sellers have suffered Adverse Consequences by reason of all such breaches in excess of a $150,000 aggregate threshold (after which point the Buyer will be obligated only to indemnify the Sellers from and against further such Adverse Consequences); provided, however, that this threshold shall not apply with respect to any Adverse Consequences suffered by any Seller arising out of (i) Buyer's breach of Sections 2.2, 2.3(b) or (c), 2.4, 2.6(c), 5.4 or 5.5 hereof, or (ii) Buyer's default in payment under the Earnout Notes.

            6.4 INDEMNIFICATION PROCEDURES.

                (a) Claims Between Buyer and Sellers. In the event the Buyer or a Seller (an "Indemnified Party") has a claim against the other party (an "Indemnifying Party") hereunder which does not involve a claim being asserted against or sought to be collected by a third party, the Indemnifying Party shall have thirty (30) days from receipt of the written notice under Section 6.2(a) or 6.3(a) above (the "Notice Period"), as the case may be, to notify the Indemnified Party that the Indemnifying Party disputes such claim. If the Indemnifying Party so objects in writing to such claim, the Indemnified Party shall have fifteen (15) days to respond in writing to the objection of the Indemnifying Party. If after such 15-day period there remains a dispute as to such claim, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claim. If the parties so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached, either the Indemnified Party or the Indemnifying Party may arbitrate such claim in accordance with Section 7.14 hereof.

                (b) Claims Involving Third Parties.

                    (1) If any third party shall assert a claim against an Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnifying Party under this Section 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay within the survival period on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party thereby is prejudiced.

                    (2) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party upon notification to the Indemnified Party in writing within fifteen
      (15) days after the Indemnified Party has given notice of the Third Party Claim. The Indemnifying Party shall use its best efforts to conduct the defense of the Third Party Claim actively and diligently.

                    (3) The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third Party Claim, provided, that (1) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, (2) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which shall not be withheld unreasonably, and (3) the Indemnified Party will consent to the settlement of any Third Party Claim if such settlement involves only the payment of a monetary sum by the Indemnifying Party.

                    (4) If in the reasonable opinion of the Indemnified Party, any claim seeks relief which would have a material adverse effect on the Indemnified Party, then after written notice to the Indemnifying Party and an opportunity to cure (the right to cure shall not be required to the extent that prompt action on the part of the Indemnified Party shall be reasonably necessary), the Indemnified Party may defend against the claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying

      Party. If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim at the sole cost and expense of the Indemnifying Party.

            6.5 DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 6. All indemnification payments under this Section 6 shall be deemed adjustments to the Purchase Price.

            6.6 OTHER INDEMNIFICATION PROVISIONS.

                (a) Any indemnification payment made pursuant to this Section 6 shall be (a) reduced by any current or future net Tax benefits actually derived by the Indemnified Party or its Affiliates (including any net Tax benefits derived from upward or downward adjustments of income of the Company for taxable periods prior to or after the Closing) with respect to damages, losses, or Adverse Consequences giving rise to such indemnification payment, (b) grossed up to take into account any current or future additional Taxes incurred by the Indemnified Party or its Affiliates with respect to such indemnification payment, and (c) reduced by the amount of any insurance proceeds received by an Indemnified Party in connection with the indemnification claim. For purposes of
(a) above, if the Indemnified Party has not actually derived any net Tax benefit with respect to an indemnification payment at the time the indemnification payment is to be made, then: (1) the Indemnifying Party shall make the full indemnification payment to the Indemnified Party; and (2) at the time the Indemnified Party or its Affiliates derive any Tax benefit with respect to damages, losses, or Adverse Consequences giving rise to such indemnification payment, the Indemnified Party shall pay to the Indemnifying Party an amount equal to such net Tax benefit.

                (b) If the Buyer cancels or fails to renew any insurance maintained by the Company immediately prior to the Closing Date, Sellers shall not be liable for any Adverse Consequences to the extent that the Company would have been covered by such insurance had such insurance remained in force after the Closing. Prior to canceling or electing not to renew any such insurance of the Company, the Buyer may notify the Sellers in writing and request disclosure of any Liabilities within the Knowledge of the Sellers that would be covered by such insurance, and the Sellers shall promptly comply with such request.

                (c) Sellers shall not be liable for any Adverse Consequences arising from Liabilities to the extent such Liabilities are taken into account in the computation of Adjusted Net Working Capital under Section 2.3 above.

            6.7 EXCLUSIVE REMEDY. The parties hereto acknowledge and agree that the indemnification provisions in this Section 6 shall be the exclusive remedy of the Buyer and the Sellers with respect to the Contemplated Transactions by, and any claims arising under, this Agreement, except with respect to any claim of actual fraud in connection with this Agreement. The Buyer acknowledges and agrees that the Contemplated Transactions are without any representation or warranty by the Sellers, express or implied, except as specifically set forth in Sections 3.1 or 4 of this Agreement.

            6.8 NO SELLER INDEMNITY CLAIMS AGAINST COMPANY. Each of the Sellers hereby agrees that it will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand for which there has been a final determination under this Section 6 or Section 7.14 that Buyer is entitled to indemnification against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any such right that any Seller otherwise would have is specifically waived hereby.

            6.9 RECOUPMENT UNDER EARNOUT NOTES. The Buyer have the option (but not the obligation) to recoup all or any Adverse Consequences for which there has been a final determination under this Section 6 or Section 7.14 that it is entitled to indemnification under this Section 6 by notifying Sellers that it is reducing the principal amount outstanding under the Earnout Notes. This shall affect the timing and amount of Earnout Payments required under the Earnout Notes in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder.

         7. MISCELLANEOUS.

            7.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

            7.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            7.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            7.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (1) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (2) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            7.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            7.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                 If to the Sellers:       Mr. Jay Perry
                                          5370 Setters Way
                                          Colorado Springs, CO  80919
                                          Telecopy:  (719) 531-5767

                                          Mr. Lawrence J. Scally
                                          14675 E. Coachman Drive
                                          Colorado Springs, CO  80908
                                          Telecopy:  (719) 637-3839

                         Copies to:       Heller Ehrman White & McAuliffe LLP
                                          601 S. Figueroa Street
                                          Los Angeles, CA 90017-5758
                                          Attn: Neal H. Brockmeyer
                                          Telecopy: (213) 614-1868

                                          Mr. Greg A. Thomas
                                          Spectrum Ventures, LLC
                                          5020 Campus Drive
                                          Newport Beach, CA 92660
                                          Telecopy: (949) 721-8186

                   If to the Seller       Mr. Greg A. Thomas
                   Representative:        Spectrum Ventures, LLC
                                          5020 Campus Drive
                                          Newport Beach, CA 92660
                                          Telecopy: (949) 721-8186

                   If to the Buyer:       Paravant Inc.
                                          89 Headquarters Plaza North

                                          Suite 1421
                                          Morristown, NJ 07960
                                          Attn: William R. Craven
                                                President
                                          Telecopy: (973) 993-1757

                           Copy to:       Holland & Knight LLP
                                          200 South Orange Avenue
                                          Suite 2600
                                          Orlando, Florida 32801
                                          Attn: Tom McAleavey
                                          Telecopy:  (407) 244-5288

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            7.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

            7.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            7.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            7.11 EXPENSES. The parties agree with respect to expenses and brokerage, as follows:

                (a) Separate Expenses. The Buyer, on the one hand, and the Sellers, on the other hand, will pay their respective legal, accounting, tax, or other advisors' expenses incurred in pursuing and consummating the Contemplated Transactions.

                (b) Brokers. The Buyer will be solely responsible for all amounts payable to any and all brokers, finders, and similar intermediaries who have made arrangements with the Buyer with respect to the Contemplated Transactions. The Sellers will be solely responsible for all amounts payable to any and all brokers, finders, and similar intermediaries who have made arrangements with the Sellers, or any of them, with respect to the Contemplated Transactions. Each of the Buyer, on the one hand, and the Sellers, on the other hand, will indemnify the other with respect to claims made by brokers, finders, or other intermediaries engaged by the other party.

            7.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Subject to the first paragraph of Section 4 hereof, if any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant; provided, however, that the foregoing shall not apply to an inadvertent omission of an item from one section of the Disclosure Schedule when such item was specifically disclosed in another section of the Disclosure Schedule.

            7.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

            7.14 DISPUTE RESOLUTION.

                (a) Except as specifically set forth in Section 2 above, any claim or dispute between the Sellers, on the one hand, and the Buyer, on the other hand, arising out of or in connection with this Agreement, the Earnout Notes or any General Release (but not the Employment Agreement or the Noncompetition Agreement) or any alleged breach hereof (a "Claim") shall be submitted in writing for resolution to the President of Paravant and the Seller Representative, who shall meet within thirty (30) days of such submission to seek in good faith an amicable settlement.

                (b) Any Claim not settled by the Parties within ninety (90) days after written notice of the Claim is first given by any Party shall be finally settled by arbitration under the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered in such arbitration may be entered in any state or federal court of competent jurisdiction. The arbitration shall be conducted in Denver County, Colorado.

                (c) The arbitration shall be conducted by a single arbitrator (the "Arbitrator") to be selected by the Parties. If the Parties are unable to agree on an Arbitrator, then each Party will select a representative within fifteen (15) days, and those representatives shall select the Arbitrator within fifteen (15) days after their appointment. For the purposes of this Section 7.14, the Sellers shall be deemed a single Party. The Arbitrator shall be compensated at his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding, and, pending final award, appropriate compensation and expenses shall be advanced equally by the Parties.

                (d) The Arbitrator shall determine the rights, remedies and obligations of the parties according to the laws of the State of New Jersey.

                (e) The arbitration hearing shall be held not later than one hundred twenty (120) days after the appointment of the Arbitrator. The Arbitrator shall render the final award not later than twenty (20) days after the closing of the arbitration hearing. The Arbitrator shall award to the prevailing Party in such arbitration recovery of all of its costs and expenses incurred in ascertaining, preparing to enforce and enforcing such Party's rights, including the arbitrator's compensation and the other expenses of the arbitration, reasonable experts' fees and attorneys' fees, costs and expenses.

                (f) Except as required by law, all arbitration proceedings under this Section 7.14 shall be confidential, and the Arbitrator may issue appropriate orders to safeguard confidential information. Except as required by law or to permit a court of competent jurisdiction to enter judgment upon the award rendered in the arbitration, no Party shall make (or instruct the Arbitrator to make) any public announcement with respect to the proceedings or decision of any arbitration without the consent of the other Party.

                (g) Notwithstanding anything to the contrary in this Section 7.14, any Party may seek immediate injunctive or other interim relief or other equitable remedies in any state or federal court of competent jurisdiction without resort to arbitration as necessary to prevent breaches of this Agreement and to enforce specifically this Agreement, in addition to any other remedy to which such Party may be entitled at law or in equity. In the event of any such action, the non-prevailing Party shall indemnify the prevailing Party for attorneys' fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing Party in such action.

                (h) In connection with any action or proceeding to enter judgment upon the award rendered in the arbitration under this Section 7.14 or to provide injunctive or other relief pursuant to Section 7.14(g), each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver County, Colorado. Each Party also agrees not to bring any such action or proceeding in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any Party may make service on the other Parties by sending or delivering a copy of the process to the Party to be served in accordance with Section 7.7 above. Nothing in this Section 7.14(h) shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

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


            7.15 SELLER REPRESENTATIVE.

                (a) Each of the Sellers hereby constitutes and appoints Greg A. Thomas as his true and lawful attorney-in-fact, agent and representative (the "Seller Representative") for such Seller in his name, place and stead, in any and all capacities, to have the right, power and authority to take all actions and exercise all rights and options, and to negotiate, execute and deliver all waivers, consents, releases, instructions, authorizations, notices and other actions called for, contemplated or that may otherwise be necessary or appropriate with respect to the Post-Closing Adjustment in Section 2.3 above, the earnout in Section 2.4 above, the Allocation Schedule in Section 5.4(h) above, the preparation of Tax Returns and payment of Taxes in Section 5.5 above, and indemnification in Section 6 above, granting unto the Seller Representative full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. The Sellers shall be bound by all actions taken by the Seller Representative on their behalf, and the Buyer shall be entitled to rely on any communications or writings given or executed by the Seller Representative as if it were on behalf of the Sellers.

                (b) The appointment of Seller Representative shall not be construed as a general power of attorney but shall be specifically limited to the matters relating to this Agreement as are more specifically set forth above. This power of attorney and all authority hereby conferred in granted subject to the interest of the Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by death or other event.

                (c) Should Greg A. Thomas be unable or unwilling to serve, Ron Petty shall succeed Greg A. Thomas. In the event either Greg A. Thomas or Ron Petty shall be unable or unwilling to serve, the Sellers (together with their successors and permitted assigns, if any) shall promptly appoint a successor to serve as a Seller Representative and shall advise in writing the Buyer of such appointment. Unless and until a written revocation of such appointment or written notice of the appointment of a successor Seller Representative is delivered by Sellers to a Person, such Person, including the Buyer and the Company, shall have the right to deal exclusively with the previously appointed Seller Representative with respect to all matters under this Agreement relating to the Sellers, and neither the Buyer, the Company nor any other Person shall have any liability to the Sellers (or any other Person that participates in the appointment of the Seller Representative or who succeeds a person that participated in such appointment) for any acts or omissions of the Seller Representative or any acts or omissions taken or not taken by the Buyer, the Company or any other Person at the direction, or in reliance upon the actions, of the Seller Representative. Should any successor Seller Representative be named, the Sellers agree to give prompt written notice thereof to the Buyer.

                (d) The Seller Representative shall not be personally liable to the Sellers for any action taken, suffered or omitted by him in good faith and reasonably believed by him to be authorized or within the discretion of the rights or powers conferred upon him by this Section 7.15.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    "BUYER"

                                    PARAVANT INC.

                                    By: /s/ William R. Craven
                                        ---------------------------------------
                                        William R. Craven
                                        President

                                    "SELLERS"

                                    /s/ Jay Perry
                                    -------------------------------------------
                                    Jay Perry

                                    /s/ Lawrence J. Scally
                                    -------------------------------------------
                                    Lawrence J. Scally

         The undersigned, being the Seller Representative designated in Section
7.15 of the foregoing Stock Purchase Agreement, agrees to serve as Seller Representative and to be bound by the terms of such Agreement pertaining thereto.

                                    /s/ Greg A. Thomas
                                    -------------------------------------------
                                    Greg A. Thomas